Exhibit 10.36

Direct Dial:	651-634-4239	Henry J. Cardello
Facsimile:	651-634-4814	President
E-Mail: hcardello@galagen.com

June 3, 1999

Mr. Frank L. Kuhar
6165 Dallas Lane North
Plymouth, MN 55446

Dear Frank:

I am delighted to offer you the position of Chief Financial Officer for GalaGen Inc. I believe that you can make an immediate impact on the growth and success of our enterprise.

A summary of our offer is outlined below:

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  A one-time cash signing bonus of $15,000 payable with your first salary check.
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  An annual base salary of $150,000, payable in twice monthly periods, which shall be reviewed and adjusted annually in keeping with the Company's general compensation practices.
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  A grant of 100,000 options for GalaGen common stock, valued at the close of the NASDAQ market as of your start date, and vesting over 5 years at the rate of 20% per year at the end of each year. From time to time, the Board of Directors, at its discretion, may grant additional stock options. A feature of our stock plan is that options will fully vest in the event of a change in control or acquisition of the Company.
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  Participation in the Company's incentive compensation program, which may include either cash and/or stock options, as approved by the Board of Directors. At your responsibility level, this may be up to 45% of your base salary.
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  An incremental annual bonus program up to 30% of base salary based on the achievement of specific financial goals.
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  A 6-month base salary severance if you are terminated without cause. Should you be terminated as a result of any change in control, you will receive, instead, a severance equal to 12 month's base salary. "Change in Control" shall mean merger, sale of any controlling interest of GalaGen's stock, or sale of all or substantially all of the Company's assets,
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  You may be terminated for Cause immediately. Any such written notice will state in detail the reason relied upon in effecting such termination. Termination for "Cause" shall mean termination by reason of the occurrence of the Executive's being convicted of any felony, gross negligence or willful misconduct, dishonesty or intentional violation of a statue, rule or regulation, in the performance of the Executive's responsibilities.
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  Your vacation accrual schedule (Personal Flex Time — PFT) will begin at 10 hours per month which is equal to 3 weeks per year.

  Frank L. Kuhar  Page Two  June 3, 1999

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  Participation in GalaGen's comprehensive employee benefit program (details to be provided), which is subject to change from time to time.

As part of this offer, you will be required to sign the standard Employee Confidentiality Agreement and Invention and Trade Secrets Agreement, the Policies Regarding Confidentiality and Securities Trading and Annual Certification Form, Supplemental Policy to Policies Regarding Confidentiality and Securities Trading and Annual Certification Form (if applicable) and Conflicts of Interest and Business Ethics which are routine and in the normal course of business.

Your employment is not for a specific term, and either party may terminate employment at any time. The terms described in this letter shall be the terms of your employment. Any additions or modifications of these terms should be in writing and signed by you and the President and/or CEO.

Frank, I believe that GalaGen provides you an opportunity to grow both personally and professionally. This is a unique situation in which your talents can be immediately applied to build a well-positioned business. We look forward to the prospect of your joining our team.

Best regards,

Henry J. Cardello

Acknowledged:
Signed:	/s/ FRANK L. KUHAR

Name:	Frank L. Kuhar
Date:	June 10, 1999